Exhibit 23.3
WRITTEN CONSENT OF JONES LANG LASALLE SALLMANNS LIMITED
19 June 2009
The Board of Directors
LDK Solar Co., Ltd.
Hi-Tech Industrial Park
Xingyu City, Jiangxi Province 338032
People’s Republic of China
Dear Sirs,
We hereby consent to the references to our name of Sallmanns (Far East) Limited, which has merged into Jones Lang LaSalle Sallmanns Limited since February 2008, valuation methodologies, assumptions and value conclusions for accounting purposes, with respect to our appraisal reports addressed to the board of directors of LDK Solar Co., Ltd. (the “Company”) initially in the Company’s Registration Statement on Form F-1 filed with the U.S. Securities and Exchange Commission (the “SEC”) in May 2007 and subsequently in the Company’s annual report on Form 20-F for the year ended 31 December 2008 filed with the SEC, which is incorporated by reference into the Company’s registration statement on Form F-3 (the “Registration Statement”) filed by the Company on the date hereof with the SEC in connection with the registration under the United States Securities Act of 1933, as amended, of (a) ordinary shares, par value $0.10 each, of the Company (including ordinary shares represented by American depositary shares), (b) preferred shares, (c) one or more series of debt securities, (d) guarantees of debt securities, (e) warrants, options or other rights, (f) stock purchase contracts, (g) equity-linked securities and (h) any combination of the foregoing. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement, as the Registration Statement may be amended or supplemented from time to time, and classification as an expert under the Securities Act of 1933, as amended.
In reaching our value conclusions, we relied on the accuracy and completeness of the financial statements and other data relating to the Company provided to us by the Company and its representatives. We did not audit or independently verify such financial statements or other data relating to the Company and take no responsibility for the accuracy of such information. Our valuation reports were used as part of the Company’s analysis in reaching their conclusion of value.
Our office is located at 17/F Dorset House, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong.

Yours sincerely, For and on behalf of Jones Lang LaSalle Sallmanns Limited
/s/ Simon M. K. Chan
Director